Exhibit 10.1
SEVERANCE AND RELEASE AGREEMENT
     This Severance and Release Agreement (the “Agreement”) by and between MTI Technology Corporation (“MTI” or “the Company”) and Jon Caputo (“Caputo”) documents the terms and conditions of Caputo’s termination from the Company, and is effective November 7, 2005, (the “Effective Date”).
Recitals
     On or about April 25, 2005, Caputo commenced employment with MTI. Caputo is currently the Company’s Executive Vice President of Worldwide Operations.
     MTI terminated Caputo’s employment effective on November 7, 2005 (the “Termination Date”). MTI does not have a uniform policy or practice of granting particular severance benefits to its employees or executives. However, in accordance with the terms set forth under the offer letter between MTI and Caputo, MTI agrees to pay Caputo those severance benefits described in the paragraphs that follow in exchange for Caputo’s release of all claims against the Company and performance of his other obligations hereunder. Caputo accepted this offer.
     NOW, THEREFORE, in consideration of the recitals listed above, and the mutual promises contained in this Agreement, Caputo and the Company agree, covenant, and represent as follows:
Agreement
     1.      Termination of Employment and Severance Payment
     In consideration of the covenants and promises in this Agreement, and for the good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:
          a.      Within a reasonable period after the Effective Date of the Agreement, and subject to the condition that seven days have passed and Caputo has not revoked this Agreement pursuant to Paragraph 3(b), MTI shall pay Caputo the total gross amount of $120,000.00 minus all applicable taxes, social security, and other government required deductions (the “Severance Payment”). The Severance Payment shall be paid in 5 equal payments in the gross amount of $24,000.00, beginning on MTI’s first scheduled payroll date following January 1, 2006 and concluding with the payment on March 3, 2006. Notwithstanding any provision herein to the contrary, in no event will the Severance Payment be paid to Caputo later than two and one-half (2 1/2) months following January 1, 2006.
          b.      MTI will continue the Executive Medical Reimbursement Plan provided to Caputo through November 30, 2005. Thereafter, Caputo acknowledges that,

as of Employment Termination Date, he may be eligible to obtain continuing coverage under MTI’s group medical, vision and dental plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations (“COBRA”). MTI agrees that for a six month period beginning on December 1, 2005, MTI will pay the monthly premium for any COBRA continuation coverage that Caputo elects to obtain. In no event shall MTI be liable for, or be required to pay premiums for any COBRA continuation coverage Caputo may elect or be eligible to obtain thereafter. Beginning June 1, 2006, Caputo shall be solely responsible for paying any and all premiums necessary to continue such COBRA benefits.
          c.     The Parties agree that the options granted to Caputo pursuant to the MTI Technology Corporation 2001 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), shall have vested as of November 25, 2005, as to 45,833 shares of Common Stock and will be exercisable until February 25, 2006. The options shall not continue to vest and shall terminate on February 25, 2006.
          d.      Caputo agrees that from the Termination Date to and including November 25, 2005, he will be available to consult with MTI as needed by MTI (the “Consulting Period) in accordance with the Consulting Agreement attached to this Agreement as Exhibit “A.” Caputo further agrees, covenants and represents that during the Consulting Period and thereafter he shall cooperate in good faith with MTI in the defense of any action that has been or will be brought against MTI that arises out of, or relates in any way to his employment with MTI. MTI agrees covenants and represents that it shall indemnify and hold Caputo harmless to the extent required by law for all that Caputo necessarily expends or loses in direct consequence of the discharge of his duties under this paragraph.
          e.      Caputo and MTI agree, covenant and represent that Caputo shall not be eligible for, or entitled to, any benefits of employment other than those specifically identified in this Agreement.
     2.      General Release And Covenant Not To Sue
          a.      Caputo, for himself and his heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Caputo Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges MTI and its respective subsidiaries, divisions, affiliated corporations, affiliated partnerships, parents, trustees, directors, officers, shareholders, partners, agents, employees, representatives, consultants, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past and present (collectively, the “MTI Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (“Claims”), that Caputo or the Caputo Affiliates now have, or may ever have, against any of the MTI Releasees that arise out of, or are in any way related to: (i) Caputo’s employment by MTI or any of the other MTI Releasees;

(ii) the termination of Caputo’s employment by MTI or any of the other MTI Releasees; and (iii) any transactions, occurrences, acts or omissions by MTI or any of the other MTI Releasees occurring prior to the Effective Date of this Agreement.
          b.      Without limiting the generality of the foregoing, Caputo specifically and expressly releases any Claims occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination law, including the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination In Employment Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.
     3.      Older Workers Benefit Protection Act
          a.      This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Caputo acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.
          b.      In addition, Caputo hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by him; (b) the release provisions of this Agreement apply to rights and claims that Caputo may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Caputo may have under the ADEA that arise after the date he executes this Agreement; (d) Caputo has been advised in writing to consult with an attorney prior to executing this Agreement; (e) Caputo shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (f) Caputo shall have a period of seven days after execution of this Agreement in which to revoke this Agreement.
     4.     Release Of Unknown Claims
          Caputo acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Caputo hereby waives and relinquishes all rights and benefits which he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.
     5.      Representations And Warranties
          a.      Caputo represents and warrants that he has the capacity and the authority to enter into this Agreement on his own behalf, to bind all persons and entities claiming through him, and to release all Claims on behalf of the Caputo Affiliates.
          b.      Caputo represents and warrants that he has not assigned or transferred any Claims or any interest in any Claims that he or the Caputo Affiliates have or may have against any of the MTI Releasees. Caputo agrees to defend, indemnify and hold the MTI Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity who successfully asserts such assignment or transfer.
          c.      Caputo represents and warrants that no person, firm, or other entity has asserted, currently asserts, or to his knowledge will assert a lien or claim of lien with respect to the Severance Payment provided for in this Agreement. Caputo represents and warrants that he has the authority to enter into this Agreement and to bind all persons and entities claiming through him.
          d.      Caputo represents that he has not suffered any work-related injuries while employed by the Company and accordingly, he has not filed and does not intend to file any claim for workers’ compensation benefits of any type against the Company. Caputo acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations. As a result, Caputo agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Caputo files such a claim.
     6.      Confidentiality and Non-Disparagement
          a.      As of the Effective Date, Caputo agrees, covenants and represents that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, the terms of this Agreement, and the amounts of the Severance Payment shall be held in confidence, and shall not be disclosed, communicated or divulged to any person other than those who must perform tasks to effectuate this Agreement, without first obtaining the MTI’s written consent to each disclosure. Notwithstanding the foregoing, Caputo may disclose the terms of this Agreement to those persons to whom disclosure is necessary for the preparation of tax returns and other financial reports, the obtaining of legal advice, and to whom disclosure is ordered by a court of competent jurisdiction or otherwise required by law.

          b.      Caputo further agrees, covenants and represents that he shall not take any action or make any comments that actually or potentially disparage, disrupt, damage, impair, or otherwise interfere with MTI’s business interests or reputation.
     7.      Trade Secrets
          Caputo acknowledges that he executed a Proprietary Information Agreement and that he shall continue to be bound by this Proprietary Information Agreement following the termination of his employment with MTI. A copy of the Proprietary Information Agreement is attached to this Agreement as Exhibit “B.”
     8.      Non-Admission of Liability
          Caputo agrees, covenants and represents that this Agreement shall not be treated as an admission of liability by MTI, at any time, for any purpose, and that this Agreement shall not be admissible in any proceeding between the parties except a proceeding relating to a breach of its provisions after execution, or a proceeding to obtain approval of the Agreement as a compromise and release as provided in Paragraph 2(c) of this Agreement
     9.      Non-Solicitation
          Caputo acknowledges that, because of his responsibilities at the Company, he helped to develop, learned of, and was exposed to the Company’s business strategies, information on customers and clients, and other valuable proprietary information, and that use or disclosure of such proprietary information in breach of the Employee’s obligations to the Company would be extremely difficult to detect or prove. Employee also acknowledges that the Company’s relationships with its employees are valuable business assets. In light of these facts, Caputo agrees that he shall not, for a period of one year following the Termination Date directly or indirectly, solicit or induce any executive, administrative, or other employee of the Company, or any of its affiliates, divisions, or subsidiaries, to leave the Company’s employment.
     10.      Arbitration of Disputes
          All disputes between Caputo (and his attorneys, successors, and assigns) and MTI (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Caputo’s employment with, or the termination of his employment from, MTI (“Arbitrable Claims”) including, without limitation, all disputes relating to the validity, interpretation, or enforcement of this Agreement, shall be resolved exclusively by arbitration in Orange County, California, by the Judicial Arbitration & Mediation Services, Inc. (the “JAMS”). Such arbitration shall be conducted in accordance with the then-existing arbitration rules of JAMS, with the cost of such arbitration to be borne equally by the parties. The parties to this Agreement, and all who claim thereunder, shall be (i) conclusively bound by the arbitrator’s decision or award, which shall not be subject to appeal; and (ii) have the right to have any decision or award rendered in accordance with this provision entered as a judgment in a court in the State of California or any other court having jurisdiction. The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief. The parties hereby waive any rights they may have to trial by jury. The Federal Arbitration Act will govern the interpretation and enforcement of this Section pertaining to arbitration, unless it is found inapplicable in which case California law shall control.
     11.      Successors and Assigns
          This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Caputo and MTI.
     12.      Ambiguities
          This Agreement has been reviewed by the parties. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
     13.      Choice of Law
          This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to California’s conflict of laws rules.
     14.      Integration And Modifications
          a.      This Agreement, and the Proprietary Information Agreement attached as Exhibits “A” and “B,” constitute a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof.
          b. This Agreement may not be modified orally. This Agreement may only be modified in a written instrument signed by all parties.
     15.      Severability
          The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the Release provisions of Sections 2 and 3 of this Agreement. If a court of competent jurisdiction finds the release provisions of Sections 2 through 4 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and the Severance Payment paid pursuant to paragraph 1 shall be returned to MTI within a reasonable period of time, not to exceed 15 days from the day or the finding that Caputo violated the terms of the Release. If a court of competent jurisdiction finds any provision other than the release provisions of Sections 2 through 4, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.
     16.      Execution of Counterparts
          This Agreement may be executed in counterparts, and if so executed and delivered, all of the counterparts together shall constitute one and the same Agreement.
     17.      Captions
          The captions and section numbers in this Agreement are inserted for the readers’ convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.
     18.      Miscellaneous Provisions
          a.      The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that he has executed this Agreement without coercion or duress of any kind; and that he understands any rights that he has or may have and signs this Agreement with full knowledge of any such rights.
          b.      The parties acknowledge that no representations, statements or promises made by the other party, or by their respective agents or attorneys, have been relied on in entering into this Agreement.
     19.      Effective Date
     The Effective Date of this Agreement shall be seven days after Caputo executes the Agreement and delivers it to MTI.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which consists of 8 pages, on the dates indicated below.

JON CAPUTO	MTI TECHNOLOGY CORPORATION

Signature: /s/ Jon Caputo	Signature: /s/ Scott Poteracki

Date: November 18, 2005	Date: November 21, 2005

EXHIBIT “A”
CONSULTING AGREEMENT
THIS AGREEMENT is made between MTI Technology Corporation (“MTI”), a Delaware corporation, at 17595 Cartwright Rd., Irvine, California and Jon Caputo an independent consultant, (“Consultant”).
WHEREAS, Consultant has general experience in the area of service operations management, and direct experience in the tactical and strategic service operations of MTI.
WHEREAS, MTI in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee.
The parties agree to the following terms and conditions:
1.0 SCOPE OF SERVICES
1.1	Consultant will provide consulting services, as directed and requested by MTI in its sole discretion, in the area of general service operation management, as described in Exhibit A.

1.2	All work will be performed at MTI’s facilities and/or at specified customer sites and will be performed in a workmanlike and professional manner by Consultant. Consultant will at all times observe security and safety policies of MTI, including, but not limited to, the use of Security I.D. Badges.

1.3	The parties acknowledge and agree that MTI has no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. MTI will be entitled only to: (1) direct Consultant with respect to the elements of the services to be performed by Consultant and the results to be derived by MTI, (2) to inform Consultant as to where and when such services will be performed, and (3) to review and assess the performance of the services by Consultant for the limited purposes of assuring that the services have been performed and confirming that results are satisfactory.
2.0 TERM OF AGREEMENT
2.1	The term of this Agreement is shown in Exhibit B.

2.2	Additional assignments may be incorporated into this Agreement by an executed Addendum to Exhibit A.

2.3	The cure period for any failure of MTI to pay fees and charges due will be forty-five (45) days from the date MTI receives notice.

2.4	If this Agreement is terminated for any reason, Consultant will promptly return to MTI all copies of any MTI data, records, or materials, including all materials incorporating the propriety information of MTI. Consultant will also furnish to MTI all work in progress, including all incomplete work.

2.5	Within fifteen (15) days of termination of this Agreement for any reason, Consultant will submit to MTI an itemized invoice for any outstanding fees or expenses under this Agreement. MTI, upon payment of the amounts invoiced, will have no further liability or obligation to Consultant.
3.0 FEES
3.1	In Consideration of the services to be performed by Consultant, MTI will pay Consultant the fees shown in Exhibit B.
4.0 RIGHTS IN DATA
4.1	Any MTI Work Product will be considered a “work for hire” and will remain the exclusive property of MTI.

4.2	“MTI Work Product” means the ideas, processes methods, programming aids, reports, programs, manuals, tapes, software, flowcharts, systems or improvements, enhancements, or modifications, that the Consultant utilizes, produces, develops, prepares, conceives, makes, or suggest in the performance of the services under this Agreement, including all related developments originated or conceived during the term of the Agreement but completed or reduced to practice after termination.

4.4	All right, title, and interest in and to any programs, systems, data, and materials furnished to MTI and/or developed, at private expense, by Consultant outside the scope of this Agreement are and will remain the exclusive property of Consultant. These “Consultant Products,” if any are listed in Exhibit “D.”
5.0 PROPRIETARY INFORMATION
5.1	Consultant acknowledges that in order to perform the services called for in this Agreement, it will be necessary for MTI to disclose to Consultant certain Trade Secrets that have been developed by MTI at great expense and that have required considerable effort of skilled professionals. Consultant further acknowledges that the Deliverables will, of necessity, incorporate such Trade Secrets. Consultants agrees that it will not disclose, transfer, use, copy, or allow access to any Trade Secrets to any employees or to any third parties, unless they have a need to know and are consistent with the requirements of this Agreement and have signed a Confidentiality/Non-Disclosure Agreement shown in Exhibit C.

5.2	In no event will Consultant disclose any Trade Secrets to any competitors of MTI.

5.3	The term “Trade Secrets” means any scientific of technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to MTI and not generally known in the industry.

5.4	The obligation contained in this Section will survive the termination of this Agreement and continue for as long as the material remains Trade Secrets.

5.5	The obligations contained in this Section shall not in any way diminish or limit Consultant’s obligations and duties under his Proprietary Agreement with MTI .

6.0 CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS
6.1	Consultant will not disclose the nature of the effort undertaken for MTI or the terms of this Agreement to any other person or entity, except as many be necessary to fulfill Consultant’s obligations.

6.2	Consultant will not at any time use MTI’s name or any MTI trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of MTI.
7.0 WARRANTIES
7.1	Consultant warrants that:
a.	Consultant’s performance of the services and any programs, systems, data, or materials furnished to MTI under this Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-part rights in any patent, trademark, copyright, trade secret; or similar rights.

b.	Any and all rights, title, and ownership interest, including copyright, that Consultant may have in or to a MTI Work Product or any tangible media embodying a MTI Work Product, as described in Section 4.2, are assigned to MTI as part of this Agreement.
8.0 LIMITATION OF LIABILITY
8.1	Except as provided in Section 8, in no event will either party be liable to the other for any special, incidental, consequential damages, or lost profits of the other party.
9.0 ARBITRATION
9.1	At the option of either party, any and all disputes regarding this Agreement will be decided according to the rules and regulation of the American Arbitration Association.

9.2	The arbitrators will be selected as follows: If MTI and Consultant agree on one arbitrator, that arbitrator will conduct the arbitration. If MTI and Consultant do not agree, MTI and Consultant will each select one arbitrator and the selected arbitrators will select the third arbitrator. All three arbitrators will conduct the arbitration. MTI reserves the right to reject any individual arbitrator employed by or affiliated with a competing organization.

9.3	Arbitration will take place at Orange County, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in secrecy. All documents, testimony and record will be received, heard and maintained by the arbitrator(s) in secrecy under seal, available for the inspection only of MTI or Consultant, and their respective attorneys and experts who agree in advance and in writing to hold the information in secrecy until the information becomes greatly known.

9.4	The arbitrator(s), acting by majority vote, will be able to decree any and all relief of an equitable nature, including, but now limited to, relief of temporary retraining order, and/or a temporary or permanent injunction. The arbitrator(s) will also be able to award damages, with or without an accounting and cost. The decree or judgment of an award rendered by the arbitrator(s) will be binding and may be entered in any court having jurisdiction thereof.
10.0 MISCELLANEOUS
10.1	This agreement will be governed by substantive laws of the State of California.

10.2	The parties are independent contractors to one another. Nothing in this Agreement creates any agency, partnership, or joint venture between the parties. Except as expressly provided in this Agreement, MTI will not be liable for any debts, accounts, obligations, or other liabilities of Consultant, including (without limitation) Consultant’s obligations to withhold Social Security and income taxes for itself or any of its employees.

10.3	All remedies available to either party for one or more breaches by the other party are cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other will not be deemed a waiver of the breach or a waiver of future breaches, unless the waiver is in writing and signed by the party against whom enforcement is sought.

10.4	All notices will be in writing and will be delivered by hand or by registered or certified mail, postage prepaid, as follows:

If to Consultant:	If to MTI:

Jon Caputo	MTI Technology Corporation
922 Hopkins Way	17595 Cartwright Rd
Pleasanton, CA 94566	Irvine, CA 92614
10.5	This Agreement constitutes the entire Agreement between the parties relating to Consultant’s providing of services to MTI as an independent contractor. This Agreement may be modified only in writing.

CONSULTANT	MTI TECHNOLOGY CORPORATION

Signature: /s/ Jon Caputo	Signature: /s/ Scott Poteracki

Name: Jon Caputo	Name: Scott Poteracki

Title: Consultant	Title: CFO

Date: November 18, 2005	Date: November 21, 2005

Exhibit A
SCOPE OF WORK
Consultant will provide information and conduct research as requested by MTI to assist in the understanding, development and delivery of the following:
Deliverables
At MTI’s sole discretion, MTI may request that Consultant provide advice as to the development and implementation of both tactical and strategic service operations for MTI or its subsidiaries.

Exhibit B
FEES
MTI agrees to pay consultant $125 per hour plus expenses per assignment, with the number of billable hours per assignment to be mutually agreed upon by both MTI and consultant, in writing, prior to Consultant providing any service relating the respective assignment. MTI retains the unilateral and sole right to determine if any services are to be requested of the Consultant, and Consultant agrees not to undertake any actions or provide any services under this Agreement unless directed to do so by the appropriate representatives of MTI.
PAYMENT TERMS
Upon completion of an assignment, or monthly if the assignment exceeds 30 days, as set forth in “Exhibit A” and submission of an invoice, the agreed upon amount of the assignment’s billable hours multiplied at the rate of $125 per hour will be paid on a net 30 days.
TERMS OF AGREEMENT
This agreement is effective beginning November 7, 2005 and terminates November 25, 2005. MTI agrees that this Agreement will remain in effect for the full term set forth above.
The number of assignments that Consultant will be asked to engage will be solely determined by MTI. MTI may, at its sole discretion, elect not to engage the Consultant for any assignment during the term of this Agreement. Unless the Agreement is terminated by the Consultant pursuant to the terms and conditions as set forth above, Consultant agrees that he will make himself available to MTI during the term of the Agreement.

Exhibit C
CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT
In consideration of MTI Technology Corporation, a Delaware corporation (herein “MTI”) granting me to access MTI facilities and information, I agree as follows:
1.	As an employee of Consultant, it is my understanding that, pursuant to a Consulting Agreement between Consultant and MTI Technology Corporation, I will have access and acquire techniques, know-how, or other information of a confidential nature concerning MTI experimental and developmental work, trade secrets, secret procedures, business matters or affairs including, but not limited to, information relating to ideas, discoveries, inventions, disclosures, processes, methods, systems, formulas, patents, patent applications, machines, materials, research plans, and activities, research results, and business marketing information, plans, operations, activities, and results. I WILL NOT DISCLOSE ANY SUCH INFORMATION TO ANY PERSON OR ENTITY OR USE ANY SUCH INFORMATION WITHOUT MTI’S PRIOR WRITTEN CONSENT. Information will, for purposes of this Agreement, be considered to be confidential if not know in the field generally, even though such information has been disclosed to one or more third parties pursuant to join research agreements, consulting agreements, or other agreements entered into by MTI or any of its affiliates. Excluded from the obligations of confidentiality and non-discloser agreed to herein is information (i) that I can establish I knew prior to my acquiring it from MTI; (ii) that I receive from a third party who, when providing it to me, is not under an obligation to MTI to keep the information confidential; or (iii) that enters the public domain through no fault of mine.

2.	If, as a consequence of my access to MTI facilities or information, I conceive of or make, alone or with others, ideas, inventions and improvements thereof of know-how related thereto that relate in any manner to the actual or anticipated business of MTI, I will assign and do hereby assign to MTI my right, title, and interest in each of the ideas, inventions and improvements thereof described in this paragraph. I will, at MTI’s expense, execute, acknowledge, and deliver such documents.

3.	I agree that, upon the earlier of the completion of my work for MTI, as an employee of Consultant or upon the termination of the Consulting Agreement between MTI and Consultant, I will deliver to MTI (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notebooks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MTI, its successors or assigns.

4.	I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence the proprietary information acquired by me in confidence or in trust prior to my commencing work for MTI. I have entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5.	This Agreement will be governed by the laws of the State of California.

6.	If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect

7.	This Agreement will be binding upon my heirs, executors, administration and other legal representatives and will be for the benefit of MTI, its successors, and its assigns.

8.	This Agreement will remain in full force and effect so long as any materials referred to in paragraph 1 remain trade secrets of MTI.

9.	This Agreement does not modify or limit my obligation or duties of Consultant under the Propriety Information Agreement signed by consultant.

Date: November 18, 2005	Signature: /s/ Jon Caputo

Witness: /s/ Suzanne Caputo	Name: Jon Caputo

Exhibit D
CONSULTANT PRODUCTS
(IF ANY)